Exhibit (a)(9)

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Print Confirmation

Your Election information has been recorded as follows:

Grant Date	Option Number	Exercise Price Per Share	Total Number of Shares Subject to Outstanding Option	Number of Shares Subject to Portion Qualifying as Eligible Option	Actual Grant Date	Fair Market Value of KLA-Tencor Common Stock on Actual Grant Date	Amend Entire Eligible Portion?
April 04, 2001	035915	$32.75	519	139	June 12, 2001	$57.81	Yes No
October 02, 2001	040829	$29.31	2,250	825	October 25, 2001	$45.25	Yes No
November 08, 2002	047927	$37.05	1,000	584	November 08, 2002	$37.43	Yes No
November 10, 2002	030231	$26.25	519	96	December 05, 2002	$32.88	Yes No
September 16, 2004	073284	$39.34	6,000	6,000	September 17, 2004	$39.89	Yes No
September 16, 2004	076181	$39.34	3,000	3,000	September 17, 2004	$39.89	Yes No

PRINT THIS PAGE by clicking the PRINT A CONFIRMATION button below and save a copy. This will serve as the Election Confirmation Statement in the event our system does not register your election or provide you with an emailed "Election Confirmation Statement" within one business day after your submission. If you do not receive a confirmation email within one business day after your submission, please forward a copy of your printed Electronic Confirmation Statement via email to Tracy.Laboy@kla-tencor.com.

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